Calculation of Filing Fee Tables
S-8
FEDEX CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.10 per share	457(a)	2,100,000	$ 280.85	$ 589,785,000.00	0.0001381	$ 81,449.31
Total Offering Amounts:						$ 589,785,000.00		$ 81,449.31
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 81,449.31
Offering Note
[1]	(1) This registration statement on Form S-8 covers (i) 2,100,000 shares of common stock, par value $0.10 per share ("Common Stock") of FedEx Corporation (the "Company" or the "Registrant") issuable pursuant to the FedEx Corporation 2019 Omnibus Stock Incentive Plan (the "Plan") and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction. (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average ($280.85) of the high ($283.00) and low ($278.70) sales prices of the Registrant's Common Stock as reported on the New York Stock Exchange on December 15, 2025. (3) Rounded up to the nearest penny.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A